AMENDMENT TO PROMISSORY NOTE

WHEREAS, American Boarding Company, a Delaware corporation, (“Maker”) has issued that certain Promissory Note to Jenny Su in the principal amount of $10,000 on December 10, 2014 (the “Note”),

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

  All provisions set forth in the Note providing that any amounts due under the Note are convertible to capital stock of the Maker are hereby deleted. The Note shall not be convertible to common stock, or any other class of capital stock, of the Maker.
  All other terms of the Note not specifically modified by this Amendment shall remain in full force and effect.

/s/ Jenny Su

Jenny Su

American Board Company

By: /s/ Reza Noorkayhani

Reza Noorkayhani, President and CEO